Exhibit 99.1

NEWS

5227 North 7th Street • Phoenix, Arizona 85014 • (602) 266-6700 • Fax (602) 234-2264 • www.zila.com
Immediate Release
Zila, Inc. Reports Fiscal 2006 and Fourth Quarter Results
PHOENIX, October 10, 2006 — Zila, Inc. (NASDAQ GM: ZILA) reported its financial results for the fiscal year and fourth quarter ended July 31, 2006.
Fiscal 2006 Financial Results:
•	Zila, Inc.’s (the “Company”) net revenue for fiscal 2006 was $28.2 million, compared with $43.5 million for fiscal 2005. For the year, net revenue for Zila Pharmaceuticals, Inc. (“Zila Pharmaceuticals”) increased by 34%, while the net revenue of Zila Nutraceuticals, Inc. (“Zila Nutraceuticals”) decreased by 44%.

•	Zila Pharmaceuticals’ revenue increased 34%, to $6.7 million, compared with $5.0 million in the prior year. Pharmaceuticals represented 24% of revenue in fiscal 2006 compared with 12% of revenue for fiscal 2005. The growth in net revenue in Zila Pharmaceuticals was driven by increases in all product lines. Sales of ViziLite® and ViziLite® Plus were $2.7 million, a 128% increase over sales of ViziLite® in fiscal 2005. Peridex® sales increased by 5% to $4.0 million in fiscal 2006 compared with fiscal 2005.

Gross margins for Zila Pharmaceuticals for the fiscal year ended July 31, 2006 were 53%, compared with 64% for the fiscal year ended July 31, 2005. This decrease was primarily caused by incentives to support the launch of ViziLite® Plus.

•	The Nutraceuticals business was divested on October 2, 2006 to NBTY, Inc. in a cash transaction valued at up to $40.5 million. Zila Nutraceuticals’ fiscal 2006 revenue was $21.5 million compared with $38.5 million for the fiscal year ended July 31, 2005. The Company believes the decline in revenue was primarily due to decreased sales to several of its largest customers as a result of the divestiture process.

Gross margins for Zila Nutraceuticals were 61% compared with 68% for the fiscal year ended July 31, 2005. This decrease was caused largely by promotional discounts offered in an effort to stimulate sales.

•	Total operating expenses for Zila Biotechnology, Inc. (“Zila Biotechnology”) for fiscal 2006 were $9.5 million, a 9% increase, compared with $8.7 million for fiscal 2005. This increase reflects the commencement of the new Phase III clinical trial for OraTest®. Research and development expenses related to the OraTest® program were $7.2 million in fiscal 2006 compared to $6.7 million in fiscal 2005.

•	Zila completed the fiscal year with a net loss from continuing operations of $27.7 million, or $0.61 per diluted common share, compared with a net loss of $7.3 million, or $0.16 per diluted common share in fiscal 2005. Discontinued operations produced a net loss of $1.6 million, or $0.03 per diluted common share, in fiscal 2006 but generated income of $8.4 million, or $0.18 per diluted common share, in fiscal 2005, largely from the gain on the divestiture of the Zilactin® business in June 2005.

•	Cash, cash equivalents and restricted cash at July 31, 2006 totaled $7.5 million, compared to cash, cash equivalents, restricted cash and short-term investments of $13.4 million at July 31, 2005.
Fiscal 2006 Business Highlights:
•	In December 2005, the Company reached an agreement with the United States Food and Drug Administration’s (“FDA”) regarding the FDA’s Special Protocol Assessment process, on the Company’s new Phase III clinical trial for OraTest®, an oral cancer detection drug. To date, enrollment to accrue the fewer than 4,000 patients needed for the multi-center trial is proceeding on schedule. The trial may be approaching a point where an interim analysis of the test results could be required.

•	In January 2006, the Company rolled out ViziLite® Plus. This product combines its oral screening technology, ViziLite® with TBlue630, a marking system using Zila Tolonium Chloride (ZTC®), the only patented, pharmaceutical-grade form of toluidine blue. TBlue630 was FDA-cleared and contains the same active ingredient and formulation that is used in the Company’s OraTest® product.

•	During fiscal 2006, the Company expanded ViziLite® Plus insurance coverage and added 500 group practices to its customer base, including some of the largest practices in the country.

•	In line with the Company’s strategy to focus on cancer detection and divest non-core assets, the Company divested IST in July 2006 and closed on the sale of Zila Nutraceuticals in October 2006. Further, the Company entered into a non-binding letter of intent to acquire a privately-held dental products company in order to reach the nation’s dentists through a national sales force. There can be no assurance that this potential acquisition will be completed.
“Fiscal 2006 began a revolutionary transition for Zila as we continued our strategy to focus our business on high-growth cancer detection technologies. We succeeded in that mission with growth in ViziLite® Plus product awareness, dental office integration and insurance reimbursement, while OraTest® moved closer to completion of its regulatory objectives. We were also able to divest our Nutraceuticals business at a fair valuation in October 2006,” said Zila Chairman, President and CEO, Doug Burkett, Ph.D.
Dr. Burkett continued, “As our ongoing efforts will be focused on growing ViziLite® Plus and subsequently OraTest®, we sought to acquire a dental company with a national sales force in order to provide the infrastructure required to establish our oral cancer detection products as the standard of care within dental offices nationally. We reviewed over 200 potential dental companies and we have entered into a non-binding letter of intent to acquire a privately-held dental products business. We believe this potential acquisition will enable us to reach the nation’s dentists through a highly regarded and profitable company with a national sales force.”
The acquisition, if completed, would provide Zila with a national sales and marketing organization that has a small suite of proprietary, high margin dental products that would complement Zila’s cancer screening and detection products. The sales and marketing programs currently conducted by the target company reflect the focused, hands-on approach that is required to integrate ViziLite® Plus into dental practices and to establish the test as the standard of care. The target company generates approximately $35 million in annual revenue and is profitable. The anticipated acquisition price is $34 million. There can be no assurance that this potential acquisition will be completed.
Fiscal 2006 Fourth Quarter Results:
•	The Company’s net revenue for the fourth quarter of fiscal 2006 was $4.2 million, compared with net revenue of $11.2 million in the fourth quarter of fiscal 2005.

•	Zila Pharmaceuticals’ revenue decreased 40% in the fourth quarter to $1.0 million, compared with $1.7 million during the same quarter of fiscal 2005. The decline in fourth quarter revenue was primarily due to lower ViziLite® Plus sales as we prepared for a potential acquisition of a company with a national sales force that would provide Zila the option to offer ViziLite® Plus directly to dentists. Zila focused its fourth quarter efforts toward the adoption and integration of ViziLite® Plus within dental offices resulting in continued increases in acceptance, growth and repeat orders by dental offices as they purchased from dental distributors. However, deliberate reductions in sales into our existing distribution channel were made as we optimized our flexibility to modify and expand our means of distribution. The upward trend of quarterly ViziLite®, and subsequently ViziLite® Plus, revenues that were generated during the preceding seven quarters has been temporarily disrupted to maximize our future growth options.

•	Zila Nutraceuticals’ revenue in the fourth quarter was $3.2 million, compared with $9.5 million during the prior year’s fourth quarter. Zila believes the decrease in sales was affected by the process of seeking to divest the business unit.

Gross margins for Zila Nutraceuticals were 53% for the three months ended July 31, 2006 compared with 63% for the three months ended July 31, 2005. This decrease was caused primarily by discounts offered to customers to stimulate sales.

•	Total operating expenses for Zila Biotechnology in the fourth quarter was $2.1 million compared with $2.3 million in 2005. This decrease is primarily due to reduced cost within the Zila Tolonium Chloride manufacturing facility that was undergoing a recommissioning in the prior year quarter.
The Company made progress in the furtherance of its OraTest® regulatory program during the quarter. We believe that the current study enrollment can be completed in approximately one year from the beginning of enrollment at most clinical sites in spring 2006, although no assurances can be given in this regard. The on-going trial is expected to require fewer than 4,000 patients. Upon completion of the clinical program and assuming that all clinical requirements are achieved, we estimate that it will require approximately six months to complete our regulatory objectives in order to prepare the NDA supplement for submission to the FDA.

Conference Call
Zila, Inc. will host a conference call to discuss these results today at 4:30 p.m. EDT (1:30 p.m. PDT). To participate in the teleconference, please call toll-free 877-407-8031 (or 201-689-8031 for international callers) approximately 10 minutes prior to the above start time. You may also listen to the teleconference live via the internet at www.zila.com. Investors should visit the website prior to the call to download any necessary audio software.
A telephone playback of the call will be available for 48 hours, two hours after the completion of the call, and can be accessed by calling 877-660-6853 (or 201-612-7415 for international callers) and providing passcode 286 and conference ID 215747. The webcast will be archived on the Company’s website for one week.
About Zila, Inc.
Zila, Inc., headquartered in Phoenix, is a leading cancer diagnostic company initially focused on oral cancer:
•	Zila Pharmaceuticals is dedicated to establishing ViziLite®Plus as the new standard of care within dental offices nationally for the early detection of oral abnormalities that could lead to cancer.

•	Zila Biotechnology is focused on achieving regulatory approval for the next generation oral cancer diagnostic, OraTest®, followed by the development of additional applications of its cancer detection technologies including products for the early detection of cervical and esophageal cancer.
For more information about Zila, visit www.zila.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenue, profitability, cash flows and capital needs. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in expectations. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K for its fiscal year ended July 31, 2006.
Zila, Inc.
Andrew Stevens
602-266-6700
The Investor Relations Group
Investor Relations:
Antima “Taz” Sadhukhan/Dian Griesel
Media:
Bill Douglass
212-825-3210

ZILA, INC. AND SUBSIDIARIES
Income Statement (Unaudited)
(in thousands, except for per share data)

	Three Months ended		Fiscal Year ended
	July 31,		July 31,
	2006	2005	2006	2005
Net revenues	$4,207	$11,194	$28,188	$43,489
Cost of product sold	2,181	4,021	11,500	14,273

Gross profit	2,026	7,173	16,688	29,216

Operating Costs and Expenses:
Marketing and selling	2,334	2,128	17,986	15,718
General and administrative	3,890	2,966	13,494	11,040
Research and development	1,565	1,985	7,776	7,181
Depreciation and amortization	742	599	2,727	2,414

	8,531	7,678	41,983	36,353

Loss from operations	(6,505)	(505)	(25,295)	(7,137)

Other income (expense):
Interest income	113	59	344	187
Interest expense	(1,255)	(52)	(2,152)	(195)
Derivative expense	(137)	—	(137)	—
Gain (loss) on sale of assets	(1)	(2)	(27)	(6)
Other expense	(198)	(40)	(477)	(114)

	(1,478)	(35)	(2,449)	(128)

Income (loss) from continuing operations before tax	(7,983)	(540)	(27,744)	(7,265)

Income tax expense	—	(7)	(4)	(8)

Income (loss) from continuing operations	(7,983)	(547)	(27,748)	(7,273)

Discontinued operations:
Income (loss) from operations	(411)	(538)	(969)	(1,331)
Net gain on disposal of discontinued operations	(629)	9,781	(629)	9,781
Income tax expense	—	(78)	—	(78)

Income (loss) from discontinued operations	(1,040)	9,165	(1,598)	8,372

Net income (loss)	(9,023)	8,618	(29,346)	1,099
Preferred stock dividends	(10)	(10)	(39)	(39)

Net income (loss) attributable to common shareholders	$(9,033)	$8,608	$(29,385)	$1,060

Basic and diluted net income (loss) per common share:
From continuing operations	$(0.17)	$(0.01)	$(0.61)	$(0.16)
From discontinued operations	(0.02)	0.20	(0.03)	0.18

Net income (loss)	$(0.19)	$0.19	$(0.64)	$0.02
Weighted average shares outstanding — basic and diluted	45,749	45,606	45,703	45,565

EBITDA (a)	$(7,061)	$9,217	$(24,498)	$3,939

(a)	EBITDA is defined as earnings (loss) before net interest, taxes (income), depreciation and amortization.

EBITDA Reconciliation
(in thousands)

	Three Months ended		Fiscal Year ended
	July 31,		July 31,
	2006	2005	2006	2005
EBITDA	$(7,061)	$9,217	$(24,498)	$3,939
Interest income	113	59	344	188
Interest expense	(1,256)	(52)	(2,152)	(196)
Depreciation and amortization	(819)	(599)	(3,036)	(2,746)
Income tax expense	—	(7)	(4)	(86)

Net Income (Loss)	$(9,023)	$8,618	$(29,346)	$1,099

Net Revenues by Business Unit
Unaudited
(in thousands)

	Three Months ended			Fiscal Year ended
	July 31,			July 31,
			%			%
	2006	2005	Change	2006	2005	Change
Nutraceuticals	$3,207	$9,517	(66)	$21,472	$38,471	(44)

Pharmaceuticals	1,001	1,677	(40)	6,716	5,018	34

Total Company	4,208	11,194	(62)	28,188	43,489	(35)

Balance Sheet Data
Unaudited
(in thousands)

	July 31,	July 31,
	2006	2005
Current assets	$22,970	$32,639
Property — net	8,411	9,692
Intangibles — net	22,037	22,614
Other	2,946	473

Total assets	$56,364	$65,418

Current liabilities	$29,824	$9,815
Long-term liabilities	3,289	3,881
Shareholders equity	23,251	51,722

Total liabilities and equity	$56,364	$65,418